Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACT TELECONFERENCING, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, as amended (“CBCA”), the undersigned corporation (the “Corporation”) adopts the following amended and restated articles of incorporation (the “Amended and Restated Articles of Incorporation”) of the Corporation. The undersigned Secretary of the Corporation hereby certifies as follows:

1. The domestic entity name of the Corporation is ACT Teleconferencing, Inc.

2. The Board of Directors of the Corporation (the “Board”) duly adopted resolutions authorizing and approving, subject to shareholder approval at a duly called and convened shareholder meeting, the Amended and Restated Articles of Incorporation, the full text of which is attached hereto as Exhibit A.

3. Subsequent to the approval by the Board, the Amended and Restated Articles of Incorporation of the Corporation were submitted to the shareholders of the Corporation for approval at a meeting of the shareholders duly called and noticed and held on December 14, 2006, and the number of votes cast at the meeting in favor of the Amended and Restated Articles of Incorporation of the Corporation by the voting groups of the Corporation entitled to vote thereon was sufficient for approval.

4. The full text of the Amended and Restated Articles of Incorporation of the Corporation, as so adopted, are attached hereto as Exhibit A and, pursuant to Section 7-110-107 of the CBCA, upon the filing hereof by the Secretary of State of the State of Colorado supersede the original Articles of Incorporation and Restated Articles of Incorporation of this Corporation and all prior amendments to them.

Dated: December 15, 2006

ACT TELECONFERENCING, INC.

By:
Name: Liza Kaiser
Title: Secretary

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACT TELECONFERENCING, INC.

ARTICLE I

The name of this corporation (this “Corporation”) is ACT Teleconferencing, Inc.

ARTICLE II

The Corporation is authorized to issue an aggregate of 250,000,000 shares of Common Stock, no par value per share, as well as shares of Preferred Stock as authorized by Article X.

ARTICLE III

No shareholder of this Corporation shall have any cumulative voting rights in the election of directors.

ARTICLE IV

No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article V shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified in Section 7-108-403 of the Colorado Business Corporation Act or its amended or successor provisions, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article V. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI

The Corporation shall indemnify directors, officers, and others for liabilities and expenses incurred in connection with their corporate duties to the fullest extent permitted by the Colorado Business Corporation Act, as amended (the “CBCA”).

ARTICLE VII

When, with respect to any action to be taken by the shareholders of the Corporation, the CBCA requires the vote or concurrence of a greater number of shares, or of any class or series of shares, entitled to vote thereon for an “existing corporation” (as defined in the CBCA) than would otherwise be required, any and all such action shall be taken as required by the CBCA, as the same may be amended from time to time, for corporations organized on or after July 1, 1994 as if the Corporation were organized on or after such date. This provision is intended to eliminate the two-thirds voting requirement imposed by Section 7-117-101 of the CBCA on corporations organized on or before June 30, 1994.

Notwithstanding anything to the contrary in these articles of incorporation, any matter to be approved by the Corporation’s shareholders, whether pursuant to these articles of incorporation, the bylaws of the Corporation, the CBCA or any other applicable law or regulation, may, in lieu of being approved by vote of the shareholders of the Corporation at an annual or special meeting, be approved if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted deliver to the Corporation a written consent to such action in accordance with Section 7-107-104 of the CBCA.

ARTICLE VIII

The Board of Directors shall consist of not more than nine (9) members, none of whom need be shareholders. The exact number of directors within the maximum limitation of nine (9) shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors from time to time; however, no decrease in the number of directors shall change the term of any director. Directors shall be elected at the annual meeting of shareholders each year and each director so elected serve until the next succeeding annual meeting of shareholders and until each such director’s respective successor is duly elected and qualified, or until such director’s earlier resignation, death or removal.

Newly created directorships resulting from an increase in the authorized number of directors within the approved maximum and any vacancies in directorships may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting called for the purpose of electing directors. Directors so chosen by the Board of Directors or the shareholders to fill a vacancy or newly created directorship shall hold office for a term expiring at the next annual meeting of shareholders, or until such director’s earlier resignation, death or removal.

Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote for the election of directors.

The affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

1. In addition to the requirements of any applicable statute, the affirmative vote of not less than two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote shall be required for the approval of any “Business Combination” (as defined herein) involving this Corporation and for the approval or authorization by this Corporation, in its capacity as a shareholder, of any Business Combination involving a subsidiary of this Corporation which requires the approval or authorization of the shareholders of the subsidiary; provided, however, that the two-thirds voting requirement shall not be applicable if:

A. A majority of all the “Continuing Directors” (as defined herein) by vote have expressly approved the Business Combination; or

B. The Business Combination is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of this Corporation and the cash to be received per share in the Business Combination by holders of the stock of this Corporation (other than the “Related Person” as hereinafter defined) is not less than the highest per share price (including brokerage commissions, transfer taxes, soliciting dealers’ fees and dealer-management compensation) paid by the Related Person in acquiring any of its holdings of this Corporation’s stock (with appropriate adjustments for recapitalizations, stock splits, stock dividends and other changes to the Corporation’s capital structure).

2. For purposes of this Article:

A. The term “Business Combination” shall mean:

i. any merger or consolidation of this Corporation or a subsidiary of this Corporation with or into a Related Person;

ii. any sale, lease, exchange, transfer, mortgage, or other disposition to a Related Person (in one transaction or in a series of related transactions), of all or any “Substantial Part” (as hereinafter defined) of the assets of this Corporation (including, without limitation, any voting securities of a subsidiary of this Corporation) or a subsidiary of this Corporation;

iii. any sale, lease, exchange, transfer or other disposition (in one transaction or in a series of related transactions) of all or any Substantial Part of the assets of a Related Person to this Corporation or a subsidiary of this Corporation;

iv. any issuance, sale, exchange, transfer or other disposition of any securities of this Corporation or a subsidiary of this Corporation to a Related Person (except common stock issuable pursuant to the exercise of options to purchase, during any twelve-month period, not more than one percent of the common stock outstanding during such period), including, without limitation, any exchange of shares of this Corporation or a subsidiary of this Corporation for shares of a Related Person which, in the absence of this Article IX, would have required the affirmative vote of at least a majority of the voting power of the outstanding shares of this Corporation entitled to vote or the affirmative vote of this Corporation in its capacity as a shareholder of the subsidiary;

v. any acquisition by this Corporation or a subsidiary of this Corporation of any securities of a Related Person or any securities of this Corporation or a subsidiary of this Corporation from a Related Person;

vi. any recapitalization or reclassification of the securities of this Corporation which would have the effect of increasing the voting power of the Related Person;

vii. any plan or proposal for the liquidation of this Corporation proposed by or on behalf of a Related Person; and

viii. any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

B. The term “Related Person” shall mean and include any “Person” (as defined herein) which, together with its “Affiliates” and “Associates” (as defined herein), beneficially owns in the aggregate 20 percent or more of the voting power of the voting stock, and any Affiliate or Associate of any such Person. Beneficial ownership shall be determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as in effect on August 9, 1993; provided, however, a Person shall also be deemed to be the beneficial owner of (i) any shares of stock which such Person or any of its Affiliates or Associates has the right to acquire at any time pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise, and (ii) any shares of stock beneficially owned by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of the shares of stock.

C. The term “Person” shall mean any individual, corporation, partnership or other person or entity.

D. The term “Affiliate,” used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

E. The term “Associate,” used to indicate a relationship with a specified person, shall mean (i) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent of more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of this Corporation or any of its parents or subsidiaries.

F. The term “Continuing Director” shall mean any person then serving as a director of this Corporation (i) who was a member of the Board of Directors of this Corporation on August 9, 1993, or (ii) who became a director after August 9, 1993, and whose election, or nomination for election by this Corporation’s shareholders, was approved by a majority of all of the Continuing Directors, either by a specific vote or by issuance of a proxy statement authorized by the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director who announces that he has a conflict of interest with respect to, and refrains from voting on, the Business Combination in question be deemed to be a Continuing Director for purposes of such vote.

G. The term “Substantial Part” shall mean more than 25 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

3. For the purpose of this Article IX, the Continuing Directors by a majority vote shall have the power to make a binding determination as to: (i) the number of shares of stock of this Corporation that any person or entity beneficially owns; (ii) whether a person or entity is an Affiliate or Associate of another; (iii) whether the assets subject to any Business Combination is one in which a Related Person has an interest; (iv) whether the cash to be received per share by holders of stock of this Corporation other than the Related Person in a Business Combination is an amount at least equal to the highest per share price paid by the Related Person; and (v) such other matters with respect to which a determination is required under this Article.

4. The affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

This Corporation is authorized to issue, in addition to the Common Stock authorized in Article II, 169,000 shares of Series AA Convertible Preferred Stock with such preferences and rights as set forth in Annex I hereto and an aggregate of 1,831,000 shares of nonvoting Preferred Stock, subject to the following:

1. The Board of Directors is authorized, subject to limitations prescribed by the CBCA and by these articles of incorporation, to provide for the issuance of shares of the Preferred Stock in series. The Board of Directors shall establish the number of shares to be included in each series and determine the designations, preferences, limitations, and relative rights of shares of each series. When such a determination has been made, the Corporation shall deliver articles of amendment to these articles of incorporation to the Secretary of State of the State of Colorado for filing, which shall be effective without shareholder action, specifying the designations, preferences, limitations, and relative rights of such class as required by statute.

2. The authority of the Board of Directors with respect to the designation of each series shall include, without limitation, the authority to establish and define the number of shares initially constituting each series; the distinctive designation of each series; dividend rights; redemption rights, if any; the establishment of a sinking fund, if appropriate; liquidation rights; conversion privileges, if any; and other matters appropriate to each series to the extent deemed necessary by the Board of Directors or as required or allowed by the CBCA and not otherwise limited by the CBCA or by these articles of incorporation.

3. To the extent holders of nonvoting Preferred Stock are entitled by statute to vote on certain matters, the Board of Directors may determine such matters attendant to such voting rights within the limitations established by statute.

4. Shares of Preferred Stock of any series that have been redeemed or otherwise cancelled or that have been converted into shares of any other class of the Corporation’s authorized securities shall be restored to the status of authorized and unissued Preferred Stock and shall thereafter be eligible for reissuance as part of any series of nonvoting Preferred Stock.

* * * * *

IN WITNESS WHEREOF, I, as Secretary of ACT Teleconferencing, Inc., certify under penalty of perjury, that the foregoing and Annex I hereto comprises the Amended and Restated Articles of Incorporation of ACT Teleconferencing, Inc., as adopted by the Board of Directors and approved by the shareholders on December 14, 2006.

Secretary

ANNEX I

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES AA CONVERTIBLE PREFERRED STOCK

OF

ACT TELECONFERENCING, INC.

ACT Teleconferencing, Inc. (the “Company”), a corporation organized and existing under the Colorado Business Corporations Act, as amended (the “CBCA”), does hereby certify that, pursuant to shareholder authorization and approval obtained at a special meeting held on August 15, 2005, following proper notice and the delivery of the proxy statement on Schedule 14A dated July 15, 2005, and pursuant to the authority conferred by the Company’s articles of incorporation, as amended, and Section 7-106-102 of the CBCA, the Board of Directors of the Company duly adopted resolutions (i) approving the authorization and issuance of up to one hundred sixty nine thousand (169,000) shares of Series AA Convertible Preferred Stock of the Company and (ii) providing for the designations, preferences, and relative, participating, optional or other rights thereof, including voting rights on an as-converted basis, and the qualifications, limitations, or restrictions thereon;

RESOLVED, that the Company is authorized to issue 169,000 shares of Series AA Convertible Preferred Stock (the “Preferred Shares”), without par value, which shall be perpetual unless and until converted or redeemed as contemplated by this Certificate of Designations, Preferences and Rights (this “Certificate of Designations”) and shall have the following powers, designations, preferences and other special rights:

1. Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

i. “AMEX” means the American Stock Exchange.

ii. “Approved Stock Plan” means any employee benefit plan that has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

iii. “Bloomberg” means Bloomberg Financial Markets.

iv. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

v. “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

vi. “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

vii. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

viii. “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 3(e)(i)(A) and 3(e)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

ix. “Conversion Amount” means the Stated Value as increased pursuant to Section 2.

x. “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $1.00, subject to adjustment pursuant to Section 2 and further adjustment as provided elsewhere herein.

xi. “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

xii. “Eligible Market” means the Principal Market, NYSE, AMEX or The Nasdaq SmallCap Market.

xiii. “Excluded Securities” means shares of Common Stock issued or deemed to be issued in accordance with Section 3(e) hereof by the Company: (x) in connection with an Approved Stock Plan; (y) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares; and (z) upon exercise of any Options or Convertible Securities which are outstanding on the date immediately preceding the Initial Issuance Date, except as may be subject to waivers or amendments thereto entered into in connection with the issuance of the Preferred Shares, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities as in effect on the date immediately preceding the Initial Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date.

xiv. “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase offer, tender offer or exchange offer that is accepted by the holders of more than 50% of the Company’s outstanding voting securities (but excluding any voting securities held by the Person or Persons making or party to, or any Person(s) associated or affiliated with such Person or Persons making or party to, such purchase offer, tender offer or exchange offer), or (iv) enter into a stock purchase agreement or other agreement to effect any other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another Person or Persons, whereby more than 50% of the Company’s outstanding voting securities are acquired by such Person or Persons (excluding any voting securities of the Company held by such Person or Persons making or party to, or any Person(s) associated or affiliated with such Person or Persons making or party to, such stock purchase agreement or other agreement to effect such other business combination), or (v) change the members constituting its Board of Directors such that the individuals who constituted the Board of Directors on the Initial Issuance

Date or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors on the Initial Issuance Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office, or (vi) reorganize, recapitalize or reclassify its Common Stock.

xv. “Initial Issuance Date” means the Initial Closing Date, as defined in the Securities Purchase Agreement.

xvi. “Investor Rights Agreement” means that certain registration rights agreement, by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares (including any Preferred Shares issuable upon the exercise of the warrants) and certain other matters, as such agreement may be amended or modified from time to time as provided in such agreement.

xvii. “Liquidation Event” means (x) the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions or (y) a Change of Control.

xviii. “NYSE” means The New York Stock Exchange, Inc.

xix. “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

xx. “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

xxi. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

xxii. “Principal Market” means the Nasdaq National Market.

xxiii. “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

xxiv. “SEC” means the Securities and Exchange Commission.

xxv. “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of June 30, 2005, by and among the Company and the initial Holder, as such agreement may be amended or modified from time to time as provided in such agreement.

xxvi. “Stated Value” means $100 as increased pursuant to Section 2.

xxvii. “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

xxviii. “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that Trading Day shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

2. Increase in Stated Value.

a. In lieu of dividends on the Preferred Shares, the Stated Value of the Preferred Shares shall increase at the rate of 4.225% (the “Stated Value Increase Rate”) per quarter, compounded quarterly, from the initial date of issuance of each Preferred Share, which rate is subject to adjustment pursuant to Section 2(b).

b. i. The Stated Value Increase Rate contemplated by Section 2(a) shall be subject to a one-time adjustment effective as of the Initial Issuance Date pursuant to this Section 2(b). The Stated Value Increase Rate shall be adjusted effective as of the Initial Closing to be the amount as calculated pursuant to the following formula:

Stated Value Increase Rate = ((16,711,562/(7,304,306+NAVA)).05)-1

ii. For purposes of the foregoing formula: (I) “NAVA” or “Net Asset Value Adjustment” is equal to (w) Net Assets as of the Initial Closing Date plus (x) $500,000 minus (y) $10,721,000 [Net Assets as of March 31, 2005] minus (z) $50 for each Preferred Share purchasable pursuant to warrants issued to ThinkEquity Partners LLC or Belle Haven Investments, L.P. at the Initial Closing; (II) “Net Assets as of the Initial Closing Date” means the Total Assets minus the Total Liabilities of the Company and its consolidated subsidiaries as such amounts are set forth on a consolidated balance sheet of the Company as of the Initial Closing Date as audited by the Company’s independent accountants in conformity with generally accepted accounting principles in the United States, consistently applied, and the standards of the Public Company Accounting Oversight Board (United States) (the “Closing Balance Sheet”), which amounts shall include (1) all accrued costs of the transactions contemplated by the Securities Purchase Agreement and (2) any negotiated reductions in the accrued royalties and principal amounts payable upon Initial Closing to the Company’s subordinated debt holders, but shall exclude any effect on Total Assets and Total Liabilities from (3) the issuance of and payment for any Preferred Shares and (4) the application of the proceeds from the Preferred Shares to reduce any indebtedness of the Company. The Company hereby represents that no financial information set forth on its consolidated balance sheet as contained in its Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 would change if it were so audited as of such date. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2(b) if the Net Asset Value Adjustment is equal to or greater than $0.00.

iii. Within 60 days of the Initial Closing Date, the Company shall deliver a copy of the Closing Balance Sheet, accompanied by a copy of the audit report signed by the Company’s auditors relating thereto, to each Holder at its address as it appears on the Company’s record. Upon the request of the Required Holders, the Company will make available, and will cause its auditors to make available, to each Required Holder and its respective representatives, all relevant work papers and other books and records of the Company and its consolidated subsidiaries that such auditors used in the preparation of the Closing Balance Sheet and will make available to each Required Holder the appropriate personnel involved in the preparation thereof.

iv. As promptly as practicable after the delivery of the Closing Balance Sheet in accordance with Section 2(b)(iii), but in no event later man 45 days thereafter, the Required Holders shall notify the Company in writing of its good faith dispute of any financial information contained in the Closing Balance Sheet, including a general description of the basis for its dispute(s) (the “Holders Dispute Notice”). The Company will notify each Holder in writing (the “Company Dispute Notice”) within 20 days after receipt of the Holders’ Dispute Notice if the Company, in good faith, refuses to revise in accordance with the Holders Dispute Notice the information in the Closing Balance Sheet for purposes of this Section 2(b). The Company Dispute Notice, if any, shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and the Company’s good faith calculation of any disputed calculation.

v. Upon receipt by the Holders of the Company Dispute Notice, if any, as contemplated above, the Company and the Required Holders shall negotiate in good faith to resolve any disagreement. To the extent the Required Holders and the Company are unable to resolve any disagreement within thirty (30) days after receipt by the Holders of the Dispute Notice (the “Resolution Period”), the Required Holders and the Company shall submit their dispute to a reputable public accounting firm selected by the Required Holders and subject to the approval, which shall not be unreasonably withheld or delayed, of the Company and having no material relationship to any Holder comprising the Required Holders or the Company or their respective subsidiaries or affiliates, within twenty (20) days after the expiration of the Resolution Period. The Required Holders and the Company agree that the determination of such accounting firm as to the computation of the disputed amounts in the Closing Balance Sheet shall be final and binding absent manifest error, and that judgment may be entered thereon in any court having jurisdiction over the party or parties against whom such determination is sought to be enforced. In resolving any disputed item, such accounting firm: (x) shall be bound by the provisions of this Section 2(b) and the formulas and definitions included herein, and (y) shall limit its review to matters still in dispute as specifically set forth in the Holders’ Dispute Notice. The fees and expenses of such accounting firm will be paid by the Company.

3. Conversion of Preferred Shares. The Preferred Shares shall be convertible into shares of the Company’s Common Stock, without par value (the “Common Stock”), on the terms and conditions set forth in this Section 3.

a. Holder’s Conversion Right; Automatic Conversion. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). Additionally, each of the Preferred Shares shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate upon the consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

b. Conversion. The number of fully paid, non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

c. Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

i. Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 3(c)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”). In the event of an automatic conversion pursuant to Section 3(a), the outstanding Preferred Shares shall be converted automatically without any further action by the registered Holder of such shares and whether or not the Preferred Stock Certificates are surrendered to the Company or the Transfer Agent.

ii. Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice, (the “Share Delivery Date”), (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 3(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. In the event of an automatic conversion pursuant to Section 3(a), the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion except with respect to (A) Preferred Stock Certificates that are delivered to the Company or the Transfer Agent as provided in Section 3(c)(i) or (B) Preferred Shares held by Holders thereof who notify the Company or the Transfer Agent that the Preferred Stock Certificates representing such Preferred Shares have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Preferred Stock Certificates. The Company shall, as soon as practicable after an automatic conversion, instruct the Transfer Agent to, (Y) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Z) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program and the Holder is entitled to receive certificates evidencing the shares of

Common Stock pursuant to the immediately preceding sentence of this clause (ii), issue and deliver to such Holder, at the last address of Holder as reflected on the Company’s register for the Preferred Shares, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

iii. Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate other than in an automatic conversion pursuant to Section 3(a), the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Conversion Notice giving rise to such dispute, as the case may be, to the Holder. In the case of a dispute by the Holders of not less than two-thirds (2/3) of the Preferred Shares as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate in an automatic conversion pursuant to Section 3(a), such Holders shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of the earlier of (A) the first crediting of the Common Stock to any Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) the receipt by any Holder of a certificate of Common Stock of the Company. If the Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder or the Company, as the case may be, then the Holder shall, within two (2) Business Days thereafter submit via facsimile the disputed determination of the Closing Sale Price to an independent, reputable investment bank or accounting firm selected by the Holder and approved by the Company, which approval shall not be unreasonably withheld or delayed, or the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company and the Holder shall cause, at the Company’s expense, the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and simultaneously notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

iv. Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date or the date of automatic conversion pursuant to Section 3(a), as the case may be.

v. Company’s Failure to Timely Convert.

(A). Cash Damages. If (I) within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice or an automatic conversion pursuant to Section 3(a), the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares as required hereunder or (II) within three (3) Business Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then in addition to all other available remedies which such Holder may pursue hereunder and under the Securities Purchase Agreement, the Company shall pay in cash to the Holder on each day after such third Business Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 3(c)(ii). In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice or an automatic conversion pursuant to Section 3(a), the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of Preferred Shares as required hereunder, and if on or after the third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the Closing Bid Price on the Conversion Date.

(B). Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a Holder’s conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(v)(A) or otherwise.

vi. Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

vii. Book-Entry. Notwithstanding anything to the contrary set form herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Preferred Shares unless the Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES

REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

d. Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

e. Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(e).

i. Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 3(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 3(e)(i), the following shall be applicable:

(A). Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this

Section 3(e)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B). Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(e)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C). Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D). Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E). Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or

(II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

ii. Adjustment of Conversion Price Upon Subdivisions or Combinations of Common Stock. If the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

iii. Notices.

(A). Whenever the Conversion Price is adjusted, the Company shall promptly mail to Holders a notice of the adjustment accompanied by an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it, which computation shall have been made by the Company. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(c)(iii).

(B). The Company will give written notice stating the proposed effective date or record date, as the case may be, to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place or on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

Failure to provide the requisite notice or any defect therein shall not affect the validity of any transaction referred to in clause (I), (II) or (III) of this Section 3(e)(iii).

4. Other Rights of Holders.

a. Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Certificate of Designations, including, without limitation, having a Stated Value equal to the Stated Value of the Preferred Shares, as increased pursuant to Section 2, held by such holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Preferred Shares been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

b. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5. Reservation of Shares.

a. Reservation. So long as any Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares outstanding at such time (the “Required Reserve Amount”). At no time shall the number of shares of Common Stock so reserved be less than the Required Reserve Amount. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s interests in the Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of such Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

b. Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

6. Voting Rights. Except as otherwise required by law and except as provided in Section 11 with respect to the matters referred to therein, each Preferred Share shall be entitled to any and all voting rights or powers accorded to the Common Stock and shall vote together with the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock. Each Preferred Share shall be entitled to that number of votes equal to the number of shares of Common Stock then issuable upon conversion of each

Preferred Share at the then current Conversion Rate. Each Holder shall be entitled to receive the same prior notice (including all information delivered or in connection therewith) of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting.

7. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value, as increased pursuant to Section 2; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificates of Designations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

8. Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to accrual of Stated Value, dividends, distributions and payments upon any Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon any Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon any Liquidation Event, provided that such junior preferred stock is perpetual. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.

9. Participation. Each Holder shall be entitled to such dividends paid and distributions made to the holders of Common Stock, whether in cash or in kind, to the same extent as if such Holder had converted Preferred Shares into Common Stock (without regard to any limitations on conversion in this Certificate of Designations or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

10. Additional Covenants.

a. Existence. Subject to Section 7, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

b. Further Instruments and Acts. Upon the request of any Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designations.

11. Vote to Change the Terms of Certificate of Designations or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation as in effect on the Initial Issuance Date, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single separate class, the Company shall not: (i) amend, waive or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (ii) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (iii) create or authorize (by reclassification or otherwise) any new class or series of shares that has rights, preferences or privileges over or is on a parity with the Preferred Shares with respect to dividends, accrual of Stated Value, liquidation preference, voting, the distribution of assets on any Liquidation Event; (iv) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (v) enter into any Fundamental Transaction; (vi) pay dividends or make any other distribution on the Common Stock, the Preferred Shares or any other preferred stock of the Company; (vii) incur any indebtedness for money borrowed individually or in the aggregate from the Initial Issuance Date in excess of $100,000; (viii) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws if such action would increase or decrease the authorized size of the Company’s Board of Directors; or (ix) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

12.	Optional Redemption.

a. The Preferred Shares will not be redeemable prior to the fifth anniversary of the Initial Issuance Date. At any time after the fifth anniversary of the Initial Issuance Date, the Company shall have the right at its option to redeem all but not less than all outstanding Preferred Shares at a price (the “Redemption Price”) per share in cash equal to the Stated Value as increased pursuant to Section 2 from the Initial Issuance Date through the date of redemption. In the event that the Company does not pay the Redemption Price on the Redemption Date (as defined below), the Redemption Price shall be calculated as if the Redemption Date were the later of the Redemption Date and the date on which such payment is made.

b. In the event of a redemption of Preferred Shares pursuant to Section 12(a), notice of such redemption shall be given by the Company, by first class mail, postage prepaid, or overnight mail, received not more than 180 days prior to the Company Redemption Date (as defined below), to each Holder at the address appearing in the Company’s records. Such notice shall state: (i) the date on which the Holder is to surrender to the Company the certificates for the Preferred Shares to be redeemed (such date, or if such date is not a Business Day, the first Business Day thereafter, the “Company Redemption Date”), (ii) the number of Preferred Shares to be redeemed, (iii) the Redemption Price, (iv) the address of the place where certificates for such shares are to be surrendered for payment of the Redemption Price, (v) that Stated Value will cease to increase pursuant to Section 2 on the Company Redemption Date (such notice being referred to as the “Company Redemption Notice”), and (vi) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. On or prior to the Company Redemption Date, each Holder of Preferred Shares to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Company Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Company Redemption Date, unless there shall have been a default in payment of the Redemption Price (e.g. the Company shall not have set aside, separate and apart from its other funds in trust for the benefit of the Holders, all funds necessary for the payment of the Redemption Price), all rights of the Holders of Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever.

c. At any time after the fifth anniversary of the Initial Issuance Date, the Required Holders of Preferred Shares may, at such Required Holder’s option, require the Company to redeem all but not less than all outstanding Preferred Shares at the

Redemption Price. In the event that the Company does not pay the Redemption Price on the Holder Redemption Date (as defined below), the Redemption Price shall be calculated as if the Holder Redemption Date were the later of the Holder Redemption Date and the date on which such payment is made.

d. To effect a redemption of Preferred Shares pursuant to Section 12(c), the Required Holders shall make a written demand for such redemption (for purposes of this Section 12(d), a “Holder Redemption Demand”) upon the Company at its principal executive offices setting forth therein the identity of each Holder comprising the Required Holders and the number of Preferred Shares held by each such Holder. Within 10 days of receipt of the Holder Redemption Demand, the Company shall give written notice (for purposes of this Section 12(d), a “Holder Redemption Notice”) to each Holder of Preferred Shares at the address appearing in the Company’s records. Such notice shall state: (i) the date on which the Holder is to surrender to the Company the certificates for the Preferred Shares to be redeemed, which shall be not more than 180 days after the date of such notice (such date of notice, or if such date is not a Business Day, the first Business Day thereafter, the “Holder Redemption Date”), (ii) the number of Preferred Shares to be redeemed, (iii) the Redemption Price, (iv) the address of the place where certificates for such shares are to be surrendered for payment of the Redemption Price, (v) that Stated Value will cease to increase pursuant to Section 2 on the Company Redemption Date (such notice being referred to as the “Company Redemption Notice”), and (vi) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment.

e. On or prior to the Holder Redemption Date, each Holder of Preferred Shares thereon shall surrender his, her or its certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Holder Redemption Notice, and thereupon the Redemption Price of such shares shall be paid by check payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Holder Redemption Date, unless there shall have been a default in payment of the Redemption Price (e.g. the Company shall not have set aside, separate and apart from its other funds in trust for the benefit of the Holder, all funds necessary for the payment of the Redemption Price), all rights of the Holder of the Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever.

f. Upon the redemption of Preferred Shares pursuant to this Section 12, such Preferred Shares so redeemed by the Company shall be retired and canceled and shall not be reissued.

13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificates), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

14. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. Construction: Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all of the Holders and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 12(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by the Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”), subject to the provisions of Colorado law.

18. Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws, subject to the transfer and resale restrictions set forth in the Securities Purchase Agreement.

19. Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

20. Preferred Stockholder Matters. Any preferred stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the CBCA, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s preferred stockholders or any series thereof or at a duly called meeting of the Company’s preferred stockholders or any series thereof, as applicable, all in accordance with the applicable rules and regulations of the Principal Market and the CBCA. This provision is intended to comply with the applicable sections of the CBCA permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

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